UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549






                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           AvalonBay Communities, Inc.
                                (NAME OF ISSUER)


                                  Common Stock
                         (TITLE OF CLASS OF SECURITIES)


                                    053484101
                                 (CUSIP NUMBER)


                                December 31, 2001

             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


------------------------------------------------------------------------------



CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[]          RULE 13D-1(B)

[] [] [x]   RULE 13D-1(C)

[]          RULE 13D-1(D)




--------- -----------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON:
          Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen

          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          58-6192550

--------- -----------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                  (a)     []
                                                                                                  (b)     []
--------- -----------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

--------- -----------------------------------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          The Netherlands
---------------------- ------ ---------------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              0
                       ------ ---------------------------------------------------------------------------------------
       NUMBER            6    SHARED VOTING POWER
      OF SHARES
    BENEFICIALLY              3,696,894
      OWNED BY
        EACH           ------ ---------------------------------------------------------------------------------------
      REPORTING          7    SOLE DISPOSITIVE POWER
     PERSON WITH
                              0
                       ------ ---------------------------------------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              3,696,894
--------- -----------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,696,894

--------- -----------------------------------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -----------------------------------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.3%

--------- -----------------------------------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          00

--------- -----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No. 053484101             Schedule 13G                    Page 3 of 6

ITEM 1.

     (a) Name of Issuer

         AvalonBay Communities, Inc.

     (b) Address of Issuer's Principal Executive Offices

         2900 Eisenhower Avenue, Suite 300

         Alexandria, VA 22314

ITEM 2.

     (a) Name of  Person  Filing
         Stichting  Pensioenfonds  voor de  Gezondheid,Geestelijke en
          Maatschappelijke Belangen

     (b) Address of Principal Business Office or, if none, Residence

         Kroostweg-Noord 149

         P.O. Box 117

         3700 AC Zeist

         The Netherlands

     (c) Citizenship

         The Netherlands

     (d) Title of Class of Securities

         Common Stock, $.01 par value per share

     (e) CUSIP Number

         053484101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a) [] Broker or Dealer registered under Section 15 of the Act
     (b) [] Bank as defined in  Section  3(a)(6)  of the Act
     (c) [] Insurance  Company as defined in Section 3(a)(19) of the Act
     (d) [] Investment Company registered under Section 8of the Investment Company Act

CUSIP No. 053484101             Schedule 13G                    Page 4 of 6

     (e) [] Investment Adviser registered under Section 203 of the InvestmentAdvisers Act of 1940
     (f) [] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)
     (g) [] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)
     (h) [] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act
     (i) [] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
     (j) [] Group, in accordance withss.240.13d-1(b)-1(ii)(J)


ITEM 4.  OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities identified in Item 1.

     (a) Amount Beneficially Owned

         3,696,894

     (b) Percent of Class

         5.3%

     (c) Number of shares as to which such person has:

        (i)   sole power to vote or to direct the vote

              0

        (ii)  shared power to vote or to direct the vote

              3,696,894

        (iii) sole power to dispose or to direct the disposition of

              0

        (iv)  shared power to dispose or to direct the disposition of

              3,696,894

CUSIP No. 053484101             Schedule 13G                    Page 5 of 6

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         None

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No. 053484101             Schedule 13G                    Page 6 of 6

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated:  February 11, 2002


                                     Stichting Pensioenfonds voor de
                                     Gezondheid, Geestelijke en
                                     Maatschappelijke Belangen



                                     By/s/J.H.W.R. van der Vlist
                                       ------------------------------------
                                        Name:   J.H.W.R. van der Vlist
                                        Title:  Director of Real Estate